Exhibit 5.1

GOWell Energy Technology c/o Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +1 345 815 1877
E Bradley.Kruger@ogier.com

Reference: 515455.00001

21 July 2026

GOWell Energy Technology (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the Company’s proposed business combination transaction with Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp., the SPAC) on the terms set out in the business combination agreement (as amended on December 22, 2025 and July 13, 2026, and as it may be further amended from time to time, the Business Combination Agreement, and the transactions contemplated therein, the Business Combination) dated as of 13 October 2025 by and between the Company, SPAC, GOWell Technology Limited (GOWell) and IPCV Merger Sub Limited (Merger Sub).

Pursuant to the terms of the Business Combination Agreement, the First Plan of Merger (as defined in Schedule 1) and the Second Plan of Merger (as defined in Schedule 1), the SPAC will merge with and into the Company, as a result of which the separate corporate existence of SPAC will cease and the Company will continue as the surviving company (the First Merger), and Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company (the Second Merger and, together with the First Merger, the Mergers or Transactions) and, in connection with the closing of the Transactions, the Company is expected to issue and register, under the Registration Statement, the following securities:

(a)	18,981,618 ordinary shares of a par value of US$0.0001 each (the Ordinary Shares);

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

GOWell Energy Technology
21 July 2026

(b)	2,464,986 series A redeemable preference shares of a par value of US$0.0001 each (the Preference Shares); and

(c)	980,392 ordinary shares of a par value of US$0.0001 each (the Warrant Shares, together with the Ordinary Shares and the Preference Shares, the Shares) issuable upon the exercise of certain warrants to be issued by the Company (the Warrants) with each Warrant entitling the holder thereof to purchase one Ordinary Share, in each case upon the terms and subject to the conditions of the Documents and the Registration Statement.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, copies of the documents listed in Part B of Schedule 1 (the Documents), the forms of the First Plan of Merger and the Second Plan of Merger listed in Part A of Schedule 1, together with the corporate and other documents and searches listed in Part A of Schedule 1, which are all the documents, records and searches which we consider necessary and appropriate for the matters set out in this legal opinion. We have not examined any other documents, official or corporate records or external or internal registers save for those expressly referred to in Schedule 1, and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

GOWell Energy Technology
21 July 2026

Corporate power

(b)	The Company has all requisite power under its M&A (as defined in Schedule 1) to:

(i)	issue the Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement (as defined in Schedule 1)); and

(ii)	execute and deliver the Documents and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Business Combination Agreement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement), when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and the Documents in accordance with the terms set out in the Registration Statement and the Documents (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement) and in accordance with the A&R M&A (as defined in Schedule 1); and

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, the Shares are only issued when they have been entered into the register of members of the Company.

GOWell Energy Technology
21 July 2026

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP
Ogier (Cayman) LLP

GOWell Energy Technology
21 July 2026

Schedule 1

Documents examined

Part A – Corporate and other documents

1	The Certificate of Incorporation of the Company dated 8 October 2025 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with the Registrar on 8 October 2025 (the M&A).

3	The amended and restated memorandum and articles of association of the Company appended to the Registration Statement (the A&R M&A).

4	A Certificate of Good Standing dated 20 July 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 13 October 2025 (in respect of the set-up of the Company), 13 October 2025 (in respect of, amongst other matters, the execution of the Business Combination Agreement), 13 July 2026 and 20 July 2026 (in respect of, amongst other matters, certain amendments to the Business Combination Agreement) (the Resolutions).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 21 July 2026 (the Register of Writs).

7	The Registration Statement.

8	The form of first plan of merger, to be signed by the SPAC as the merging company and the Company as the surviving company (the First Plan of Merger).

9	The form of second plan of merger, to be signed by GOWell as the surviving company, Merger Sub as the merging company, and the Company as the Pubco (the Second Plan of Merger).

Part B – The Documents

10	The Business Combination Agreement.

11	The subscription agreement relating to the Preference Shares and Warrants, by and between GOWell and Inflection Point Fund I LP, dated 13 October 2025 (the Subscription Agreement).

12	A draft specimen certificate for Ordinary Shares (the Share Certificate).

13	The form of ordinary share purchase warrant to be issued by the Company in respect of the Warrants (the Warrant Agreement, and together with the Business Combination Agreement, the Subscription Agreement and Share Certificate, the Documents)

GOWell Energy Technology
21 July 2026

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents, and counterparts of any documents, examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Director’s Certificate and the Resolutions is in full force and effect, and is accurate and complete, as at the date of this opinion. Without limiting the foregoing, all corporate authorisations in force on the date hereof in respect of the Company will remain in full force on the date of the issuance of any Shares.

5	The M&A is in full force and effect and has not been amended, varied, supplemented or revoked in any respect.

6	The powers and authority of the sole director set out in the M&A have not been varied or restricted in any way by resolution or direction of the sole shareholder of the Company, and will not be varied or restricted between the date hereof and the date upon which the Shares are issued (save in respect of any variation or restriction contained within the A&R M&A).

7	Where any document (including the First Plan of Merger and the Second Plan of Merger) has been provided to us in draft or undated form, that document has been, or will be, executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

8	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which any of the Shares are issued.

9	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

10	Each of the parties to the Documents, the First Plan of Merger and the Second Plan of Merger other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

GOWell Energy Technology
21 July 2026

11	Each Document, the First Plan of Merger and the Second Plan of Merger has been, or will be, duly authorised, executed and unconditionally delivered by or on behalf of all parties to it (other than the Company) in accordance with all applicable laws.

12	In authorising the execution and delivery of the Documents, the First Plan of Merger and the Second Plan of Merger by the Company, the issue and allotment of the Shares and Warrants, and the exercise of its rights and performance of its obligations under the Documents, the First Plan of Merger and the Second Plan of Merger, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of them.

13	Each Document, the First Plan of Merger and the Second Plan of Merger has been, or will be, duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

14	Any individuals who sign or have signed documents or who give or have given information on which we rely have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

Enforceability

15	Each Document, the First Plan of Merger and the Second Plan of Merger is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such document to be the governing law of that document (its Proper Law) and all other relevant laws. Further, the express choice in each Document, the First Plan of Merger and the Second Plan of Merger of its Proper Law as the governing law of such document was made in good faith and is a valid and binding selection under such Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

16	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

17	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents, the First Plan of Merger and the Second Plan of Merger, nor the exercise by any party to the Documents, the First Plan of Merger and the Second Plan of Merger of its rights or the performance of its obligations under them contravene those laws or public policies.

GOWell Energy Technology
21 July 2026

18	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents, the Registration Statement, the First Plan of Merger and the Second Plan of Merger or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

19	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are/is subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

Issuance of Shares and Warrants

20	The Shares (including the Warrant Shares to be issued upon exercise of the Warrants) shall be issued at an issue price in excess of the par value thereof and shall be entered on the register of members of the Company as fully paid.

21	The A&R M&A appended to the Registration Statement will be adopted by the Company in accordance with the M&A prior to the date that any Shares or Warrants (or Warrant Shares) are issued by the Company.

22	Prior to the date that any Warrants are issued by the Company, the Company will have entered into the Warrant Agreement.

23	There are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

24	No invitation has been, or will be, made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

25	Neither the sole director, nor the sole shareholder of the Company, have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets.

26	Valid entry will be made in the register of members of the Company reflecting the issuance of the Shares, in each case in accordance with the A&R M&A and the Companies Act (Revised) of the Cayman Islands (the Companies Act).

Sovereign immunity

27	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Register of Writs

28	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

GOWell Energy Technology
21 July 2026

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

6	We have not undertaken any investigation or examination of any current or pending litigation against the Company in any jurisdiction other than the Cayman Islands.

Public offering in the Cayman Islands

7	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.